IMPRIMIS PHARMACEUTICALS, INC.

8.00% Convertible Senior Secured Note

THE ISSUANCE AND SALE OF NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR (II) UNLESS PURSUANT TO RULE 144 (OR ANY SUCCESSOR THERETO) UNDER THE SECURITIES ACT.

IMPRIMIS PHARMACEUTICALS, INC.

8.00% Convertible Senior Secured Note

Certificate No. A-1

Imprimis Pharmaceuticals, Inc., a Delaware corporation, for value received, promises to pay to IMMY Funding LLC, a Delaware limited liability company, or its registered assigns, the principal sum of three million dollars ($3,000,000.00), and to pay interest thereon, as provided in this Note, until the principal and all accrued and unpaid interest are paid or duly provided for.

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Imprimis Pharmaceuticals, Inc. has caused this instrument to be duly executed as of the date set forth below.

Imprimis Pharmaceuticals, Inc.

Date: January 22, 2016	By:	/s/ Mark L. Baum
	Name:	Mark L. Baum
	Title:	Chief Executive Officer

[Signature Page to Convertible Senior Secured Note, Certificate No. A-1]

IMPRIMIS PHARMACEUTICALS, INC.

8.00% Convertible Senior Secured Note

This Note (this “Note” and, collectively with any Note issued in exchange therefor or in substitution thereof, the “Notes”) is issued by Imprimis Pharmaceuticals, Inc., a Delaware corporation (the ”Company”), and designated as its 8.00% Convertible Senior Secured Note.

Section 1. Definitions.

“Account” is any “account” as defined in the Uniform Commercial Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to the Company.

“Additional Interest” means any interest that accrues on any Note pursuant to Section 12.

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.

“Applicable Percentage” has the following meaning with respect to a Note subject to Redemption on a Redemption Date: (A) if such Redemption Date is before March 1, 2019, one hundred and nine percent (109%); (B) if such Redemption Date is on or after March 1, 2019 and before March 1, 2020, one hundred and seven percent (107%); and (C) if such Redemption Date is on or after March 1, 2020, one hundred and five percent (105%).

“Blocked Person” means (A) any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (B) any Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (C) any Person with which any Holder is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) any Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (E) any Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Books” means the Company’s or any of its Subsidiaries’ books and records, including ledgers, federal and state tax returns, records regarding the Company’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition and all computer programs or storage or any equipment containing such information.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means (A) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (B) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (C) certificates of deposit maturing no more than one (1) year after issue, provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement (as defined in the Security Agreement) in favor of Collateral Agent.

“Close of Business” means 5:00 p.m., New York City time.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Agent” has the meaning set forth in the Security Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock, $0.001 par value per share, of the Company, subject to Section 8(I).

“Common Stock Change Event” has the meaning set forth in Section 8(I).

“Consultant” means any natural person that provides bona fide services to the Company or any of its Subsidiaries, provided that such services (A) are not in connection with the offer or sale of any securities in a capital-raising transaction; and (B) do not directly or indirectly promote or maintain a market for the securities of the Company or any of its Subsidiaries.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (A) any indebtedness, lease, dividend, letter of credit or other obligation of another, such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (B) any obligations for undrawn letters of credit for the account of that Person; and (C) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Conversion Consideration” has the meaning set forth in Section 8(C)(i).

“Conversion Value” means, with respect to a Note as of any Trading Day, an amount equal to the product of (A) the principal amount of such Note (expressed in thousands); (B) the Conversion Rate in effect on such Trading Day; and (C) the Last Reported Sale Price per share of Common Stock on such Trading Day.

“Conversion Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 8(B) to convert such Note are satisfied.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 169.4915 shares of Common Stock per $1,000 principal amount of Notes, which amount is subject to adjustment pursuant to Section 8. Whenever this Note refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate as of the Close of Business on such date.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Interest” has the meaning set forth in Section 4(B).

“Defaulted Amount” has the meaning set forth in Section 4(B).

“DOJ” means the U.S. Department of Justice or any successor thereto or any other comparable Governmental Authority.

“Effective Price” has the following meaning with respect to the issuance or sale of any shares of Common Stock or any options, warrants or other rights to purchase or otherwise acquire any shares of Common Stock in a Qualified Financing:

(A) in the case of the issuance or sale of shares of Common Stock, the value of the consideration received or receivable by (or at the direction of) the Company or any of its Affiliates for such shares, expressed as an amount per share of Common Stock; and

(B) in the case of the issuance or sale of any such options, warrants or rights, an amount equal to a fraction whose:

(i) numerator is equal to sum, without duplication, of (x) the value of the aggregate consideration received or receivable by (or at the direction of) the Company or any of its Affiliates for the issuance or sale of such options, warrants or rights; and (y) the value of the minimum aggregate additional consideration payable pursuant to such options, warrants or rights to purchase or otherwise acquire shares of Common Stock; and

(ii) denominator is equal to the maximum number of shares of Common Stock underlying such options, warrants or rights;

provided, however, that:

(x) for purposes of clause (B), if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such options, warrants or rights are issued or sold, then the initial consideration payable under such options, warrants or rights, or the initial number of shares of Common Stock underlying such options, warrants or rights, as applicable, will be used and each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions) will be deemed, for purposes of Section 8(E)(i)(2) and without affecting any prior adjustments theretofore made to the Conversion Rate, to be the issuance of additional options, warrants or rights in such Qualified Financing;

(y) for purposes of clause (B), the surrender, extinguishment, maturity or other expiration of any such options, warrants or rights will be deemed not to constitute consideration payable pursuant to such options, warrants or rights to purchase or otherwise acquire shares of Common Stock; and

(z) the “value” of any such consideration will be the fair value thereof, as of the date such shares, options, warrants or rights, as applicable, are issued or sold, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

“Equipment” means all “equipment” as defined in the Uniform Commercial Code with such additions to such term as may hereafter be made, and includes all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Financing” means the Company’s issuance or sale of any shares of Common Stock, or any options, warrants or other rights to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock, in a transaction or series of transactions that is primarily for the purpose of raising capital; provided, however, that in no case shall an Exempt Issuance be an Equity Financing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” has the meaning set forth in Section 12(A)(i).

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Account” means accounts of the Company or any of its Subsidiaries used exclusively for payroll, payroll taxes and other employee wage and benefit payments, as identified to the Collateral Agent by the Company as such in the Perfection Certificate (as defined in the Security Agreement) or otherwise by written notice from time to time.

“Exempt Issuance” means (A) the Company’s issuance of any securities as full or partial consideration in connection with a strategic acquisition or collaboration transaction, including mergers, acquisitions, consolidations, licenses or purchases of all or substantially all of the securities or assets of a corporation or other entity; (B) the Company’s issuance or grant of shares of Common Stock or options to purchase shares Common Stock to employees, directors or Consultants of the Company or any of its Subsidiaries, pursuant to plans that have been approved by a majority of the independent members of the Board of Directors or that exist as of the Issue Date; (C) the Company’s issuance of securities upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock and are outstanding as of the Issue Date, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the Issue Date; (D) the Company’s issuance of securities pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the disinterested members of the Board of Directors; or (E) the Company’s issuance of the Notes and any shares of Common Stock upon conversion of the Notes.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Free Trade Date” means, with respect to any Note, the date that is one (1) year after the Last Original Issue Date of such Note.

“Freely Tradable” means, with respect to any Note, that such Note is (A) eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise by a Person that is not an Affiliate of the Company, and that has not been an Affiliate of the Company during the immediately preceding three (3) months, without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act; (B) not identified by a “restricted” CUSIP or ISIN number at any time after the Free Trade Date of such Note; and (C) not represented by any certificate that bears a Restricted Note Legend at any time after the Free Trade Date of such Note.

“Fundamental Change” means any of the following events:

(A) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or its wholly owned Subsidiaries, has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s common equity;

(B) the consummation of:

(i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property, but excluding any merger, consolidation, share exchange, combination or acquisition of the Company with or by another Person pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee (or the parent thereof) in substantially the same proportions vis-à-vis each other as immediately before such transaction;

(C) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(D) the Common Stock ceases to be listed on any of The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market or The New York Stock Exchange (or any of their respective successors);

provided, however, that a transaction or event described in clause (A) or (B) above will not constitute a Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed on any of The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market or The New York Stock Exchange (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Common Stock Change Event whose Reference Property consists of such consideration.

For the purposes of this definition, (x) any transaction or event that constitutes a Fundamental Change under both clause (A) and clause (B) above will be deemed to constitute a Fundamental Change solely under clause (B) above; and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Notice” has the meaning set forth in Section 6(E).

“Fundamental Change Repurchase Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Repurchase Upon Fundamental Change.

“Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” attached hereto containing the information, or otherwise complying with the requirements, set forth in Section 6(F)(i) and Section 6(F)(ii).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any Note upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 6(D).

“Fundamental Change Repurchase Right” has the meaning set forth in Section 6(A).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including the FDA and any state board of pharmacy or state pharmacy licensing authority), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any Person providing a Guaranty in favor of the Holders.

“Guaranty” has the meaning set forth in the Security Agreement.

“Holder” means a person in whose name a Note is registered on the books of the Company.

The term “including” means “including without limitation.”

“Indebtedness” means (A) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit; (B) obligations evidenced by notes, bonds, debentures or similar instruments; (C) capital lease obligations; and (D) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of the Company’s or any of its Subsidiaries’ right, title and interest in and to the following:

(A) its Copyrights, Trademarks and Patents;

(B) any and all trade secrets and trade secret rights, including any rights to unpatented inventions, know-how, operating manuals;

(C) any and all source code;

(D) any and all design rights which may be available to the Company;

(E) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

(F) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(G) all licenses, sublicenses or other contracts under which the Company or any of its Subsidiaries is granted rights by third parties in any Intellectual Property asset.

The term “interest” includes Stated Interest, Additional Interest and Special Interest, unless the context requires otherwise.

“Interest Payment Date” means, with respect to a Note, each first (1st) calendar day of each calendar month, beginning on March 1, 2016. For the avoidance of doubt the Maturity Date is an Interest Payment Date.

“Inventory” means all “inventory” as defined in the Uniform Commercial Code in effect on the Issue Date with such additions to such term as may hereafter be made under the Uniform Commercial Code, and includes all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities) and any loan, advance or capital contribution to any Person.

“Issue Date” means January 22, 2016.

“Key Person” means the Company’s Chief Executive Officer, who is Mark L. Baum as of the Issue Date.

“Last Original Issue Date” means, with respect to any Note, and any Notes issued in exchange therefor or in substitution thereof, the date such Note was originally issued.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firms selected by the Company.

“Lien” has the meaning set forth in the Security Agreement.

“Loan Documents” has the meaning set forth in the Security Agreement.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Material Adverse Change” means (A) a material adverse change in the business, operations or condition (financial or otherwise) of the Company of any of its Subsidiaries, when taken as a whole; (B) a material impairment of the prospect of repayment of any portion of the amounts due under the Notes; or (C) a material adverse effect on the Collateral (as defined in the Security Agreement) that is not the result of action or inaction by the Collateral Agent or the Company in connection with filings made or not made with respect to the Collateral. For the avoidance of doubt, the following events, solely in and of themselves, will not constitute a Material Adverse Change: (w) a “going concern” or like qualification or “emphasis of matter” paragraph in an auditor’s opinion; (x) the Company or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to the Company or any of its Subsidiaries of one million dollars ($1,000,000) or less; (y) the Company or any of its Subsidiaries enters into a settlement agreement with the FDA, the DOJ or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of one million dollars ($1,000,000) or less; or (z) an action by a Governmental Authority of a type and magnitude substantially similar to those disclosed in the Perfection Certificate (as defined in the Security Agreement) provided to the Collateral Agent prior to the Issue Date, which could not reasonably be expected to cause the Company to discontinue its operations or otherwise result in or cause a Material Adverse Change.

“Material Agreement” means any license, agreement or other contractual arrangement with a Person or Governmental Authority whereby the Company or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than five hundred thousand dollars ($500,000) in the aggregate or any license, agreement or other contractual arrangement conveying rights in or to any Intellectual Property necessary to make, use or sell any Inventory, products or services of the Company or any Subsidiary.

“Maturity Date” means May 11, 2021.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of the Issue Date, between the Company and IMMY Funding LLC providing for the initial issuance of the Notes.

“Open of Business” means 9:00 a.m., New York City time.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

The term “or” is not exclusive.

“Patents” means all patents, patent applications and like protections including improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Permitted Indebtedness” means:

(A) The Company’s and the Guarantors’ Indebtedness to the Holders under the Notes and the Guaranties, respectively, and to the Collateral Agent under the Security Agreement;

(B) Indebtedness existing on the Issue Date and disclosed on the Perfection Certificate(s) (as defined in the Security Agreement);

(C) Subordinated Debt;

(D) unsecured Indebtedness to trade creditors and in connection with credit cards incurred in the ordinary course of business;

(E) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by the Company or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed (x) two million dollars ($2,000,000.00) for construction and improvement efforts of pharmacy and outsourcing facilities in New Jersey and California; and (y) two hundred fifty thousand dollars ($250,000.00) for other capitalized lease obligations and purchase money Indebtedness at any time, and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(F) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of the Company’s business;

(G) provided that the full amount of the Term Loans (as defined in the Security Agreement) have been drawn thereunder, Indebtedness related to secured accounts receivable and inventory financing (i) secured solely by accounts receivable and cash proceeds thereof; (ii) in an aggregate outstanding principal amount that does not exceed two million five hundred thousand dollars ($2,500,000.00); (iii) that is subject to an intercreditor agreement in form and substance satisfactory to the Collateral Agent; and (iv) that subjects borrowings thereunder to a maximum borrowing base for accounts receivable of eighty percent (80%) and a maximum borrowing base for inventory of forty percent (40%);

(H) Indebtedness related to letters of credit related to trade payables and creditors and real estate leases incurred in the Company’s ordinary course of business, in an aggregate outstanding principal amount that does not exceed five hundred thousand dollars ($500,000.00);

(I) Indebtedness consisting of deferred compensation owing under the Stock Purchase Agreement, dated as of November 26, 2014 (without any amendment or modification effective after the Issue Date without the Collateral Agent’s consent), among the Company, South Coast Specialty Compounding, Inc. (d/b/a Park Compounding) and the seller parties thereto;

(J) Indebtedness consisting of the bona fide financing of insurance premiums or self-insurance obligations (which must be commercially reasonable and consistent with insurance practices generally) that does not exceed two hundred and fifty thousand dollars ($250,000.00);

(K) Indebtedness (x) of any Subsidiary of the Company to the Company that is a Permitted Investment, and (y) of any Subsidiary of the Company to another Subsidiary of the Company, provided that, in each case, if any such Indebtedness exceeds two hundred and fifty thousand dollars ($250,000.00) for each transaction or seven hundred and fifty thousand dollars ($750,000.00) in the aggregate, it is, at Collateral Agent’s discretion, subordinated to the Company’s obligations under the Notes hereunder in form and substance acceptable to Collateral Agent and any notes or other instruments evidencing such Indebtedness are pledged to the Collateral Agent;

(L) deposits or advances received from customers in the ordinary course of business;

(M) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by the Company or any of its Subsidiaries in the ordinary course of business; and

(N) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness set forth in clauses (A) through (M) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon the Company, or its Subsidiary, as the case may be.

“Permitted Investments” means:

(A) Investments disclosed on the Perfection Certificate(s) (as defined in the Security Agreement) and existing on the Issue Date;

(B) (i) Investments consisting of cash and Cash Equivalents; and (ii) any Investments permitted by the Company’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by the Collateral Agent;

(C) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company;

(D) Investments consisting of Deposit Accounts (as defined in the Security Agreement) in which the Collateral Agent has a perfected security interest;

(E) Investments in connection with Transfers permitted by Section 9(A);

(F) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Company or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Company’s board of directors; and (iii) other loans or arrangements in the ordinary course of the Company’s business that do not to exceed in the aggregate for clauses (i), (ii) and (iii), (x) two hundred fifty thousand dollars ($250,000.00) in fiscal year 2016; and (y) three hundred fifty thousand dollars ($350,000.00) in each fiscal year thereafter.

(G) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(H) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided, however, that this clause (H) will not apply to Investments of the Company in any of its Subsidiaries;

(I) Investments in Subsidiaries, not to exceed five hundred thousand dollars ($500,000.00) per fiscal year;

(J) Investments in joint ventures or strategic alliances in the ordinary course of the Company’s business consisting of the licensing of technology, the development of technology or the providing of technical support, in each case as permitted under the Notes (i.e., under a Permitted License), not to exceed five hundred thousand dollars ($500,000.00) per fiscal year; and

(K) Excluded Accounts.

“Permitted Licenses” means (A) licenses of over-the-counter software that is commercially available to the public; (B) non-exclusive licenses for the use of the Intellectual Property of the Company or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (B), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of the Company or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; or (C) exclusive or non-exclusive licenses relating to Investments described under clause (J) of the definition of “Permitted Investments,” provided, that, with respect to each such exclusive license described in this clause (C), (x) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of the Company or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (y) the license is limited in territory with respect to a specific geographic country or region (i.e., Japan, Germany, northern China) outside of the United States (i.e., not exclusive in the United States); and (z) the Company has obtained the consent and acknowledgement of the counterparty to such license for the collateral assignment of such license to the Collateral Agent for the benefit of the Holders.

“Permitted Liens” means:

(A) Liens existing on the Issue Date and disclosed on the Perfection Certificates (as defined in the Security Agreement) or arising under the Notes and the Loan Documents;

(B) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable; or (ii) being contested in good faith and for which the Company maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(C) Liens securing Indebtedness permitted under clause (E) of the definition of “Permitted Indebtedness,” provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after, the acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness; and (ii) such Liens do not extend to any property of the Company other than the property (and proceeds thereof) acquired, leased or built and, or the improvements or repairs, financed by such Indebtedness;

(D) Liens securing Indebtedness permitted under clause (G) of the definition of “Permitted Indebtedness”;

(E) Liens of carriers, warehousemen, suppliers or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed one hundred thousand dollars ($100,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(F) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(G) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in clauses (A) through (D) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase;

(H) leases or subleases of real property granted in the ordinary course of the Company’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of the Company’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting the Collateral Agent or any Lender a security interest therein;

(I) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with the Company’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6 of the Security Agreement;

(J) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under clause (9) of Section 12(A)(i);

(K) Permitted Licenses;

(L) deposits to secure indebtedness permitted under clause (H) of the definition of “Permitted Indebtedness”;

(M) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by applicable laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company and its Subsidiaries; and

(N) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable laws, which, in the aggregate for clause (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company and its Subsidiaries.

“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Qualified Financing” means the first to occur Equity Financing while any Notes are outstanding that generates aggregate gross proceeds to the Company of at least three million dollars ($3,000,000), whether in a single transaction or a series of related transactions.

“Redemption” means the repurchase of any Note by the Company pursuant to Section 7.

“Redemption Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Redemption.

“Redemption Notice” has the meaning set forth in Section 7(F).

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Company sends the Redemption Notice for such Redemption pursuant to Section 7(F).

“Redemption Price” means the cash price payable by the Company to redeem any Note upon its Redemption, calculated pursuant to Section 7(E).

“Reference Property” has the meaning set forth in Section 8(I).

“Reference Property Unit” has the meaning set forth in Section 8(I).

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product re-certifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Reporting Event of Default” has the meaning set forth in Section 13(F)(i).

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 6.

“Restricted Note Legend” means any legend generally to the effect that (A) the offer and sale of any Note or share of Common Stock issuable upon conversion thereof has not been registered under the Securities Act or other applicable securities laws; or (B) such Note or shares may not be resold or otherwise transferred except in transactions that are registered under, exempt from or not subject to the Securities Act or other applicable securities laws.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means that certain Loan and Security Agreement, dated as of May 11, 2015, among the Company, as borrower, IMMY Funding LLC, as collateral agent, and the lenders party thereto from time to time, as amended by that certain First Amendment to Loan and Security Agreement, dated as of October 20, 2015, and that certain Second Amendment to Loan and Security Agreement, dated as of the date hereof, and as the same may be amended from time to time.

“Solvent” means, with respect to any Person, that (A) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; (B) such Person is not left with unreasonably small capital after the transactions contemplated by the Note Purchase Agreement and Notes; and (C) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Special Interest” means any interest that accrues on any Note pursuant to Section 13(F).

“Subordinated Debt” means indebtedness incurred by the Company or any of its Subsidiaries subordinated to all Indebtedness of the Company or its Subsidiaries to the Holders pursuant to the Notes and to the Collateral Agent pursuant to the Security Agreement (pursuant to a subordination, intercreditor or other similar agreement in form and substance reasonably satisfactory to the Collateral Agent and the Holders entered into between Collateral Agent, the Company or any of its Subsidiaries, and the other creditor), on terms acceptable to the Collateral Agent and the Holders.

“Successor Person” has the meaning set forth in Section 8(I).

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Company and each of its Subsidiaries connected with and symbolized by such trademarks.

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer” has the meaning set forth in Section 9(A).

“Uniform Commercial Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, that, to the extent that the Uniform Commercial Code is used to define any term herein and such term is defined differently in different Articles or Divisions of the Uniform Commercial Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Lien of the Collateral Agent on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, then the term “Uniform Commercial Code” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions relating to such provisions.

Section 2. Persons Deemed Owners.

The Holder of this Note will be treated as the owner of this Note for all purposes.

Section 3. Denominations; Transfers and Exchanges.

All Notes will be in registered form, without coupons. The Holder of this Note may transfer or exchange this Note by presenting it to the Company; provided, however, that the Company may refuse to effect any transfer of this Note (other than any transfer to an Affiliate of the Holder of this Note) until the Holder thereof provides the Company with such certificates or other documentation or evidence as the Company may reasonably require to determine that such transfer complies with the Securities Act and other applicable securities laws.

The Company will not impose any service charge on any Holder for any transfer, exchange or conversion of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of any Note if the Holder thereof requests that such Note or any share of Common Stock issuable upon conversion of such Note, as applicable, be issued in a name other than such Holder’s name.

Upon any partial conversion, repurchase or transfer of Notes, or any exchange of Notes, the Company will issue one or more Notes in order to effect such conversion, repurchase, transfer or exchange.

Section 4. Accrual of Interest; Defaulted Amounts.

(A) Accrual of Interest. This Note will accrue interest at a rate per annum equal to 8.00% (the “Stated Interest”), plus any Additional Interest and Special Interest that may accrue pursuant to Section 12(A) and Section 13(F), respectively. Stated Interest on this Note will (i) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, February 1, 2016) to, but excluding, the date of payment of such Stated Interest; (ii) be payable monthly in arrears on each Interest Payment Date; and (iii) be computed on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed.

(B) Defaulted Amounts. If the Company fails to pay any amount (a “Defaulted Amount”) payable on this Note on or before the due date therefor as provided in this Note, then, regardless of whether such failure constitutes an Event of Default, (i) such Defaulted Amount will forthwith cease to be payable to the Holder of this Note otherwise entitled to such payment; (ii) to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to the sum of the rate per annum at which Stated Interest accrues plus five hundred (500) basis points, from, and including, such due date to, but excluding, the date of payment of such Defaulted Amount and Default Interest; (iii) such Defaulted Amount and Default Interest will be paid on a payment date selected by the Company; and (iv) at least fifteen (15) calendar days before such payment date, the Company will send written notice to the Holder of this Note that stating such payment date and the amount of such Defaulted Amount and Default Interest to be paid on such payment date.

Section 5. Method of Payment; When Payment Date is Not a Business Day.

(A) Method of Payment. The Company will pay all cash amounts due under this Note by check mailed to the address of the Holder of this Note entitled to such payment as set forth in the books of the Company (or, if such Holder provides the Company, at least five (5) days before the date such amount is due, with written notice of an account of such Holder within the United States, by wire transfer of immediately available funds to such account).

(B) Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on this Note as provided in this Note is not a Business Day, then, notwithstanding anything to the contrary in this Note, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.

Section 6. Right of Holders to Require the Company to Repurchase Notes upon a Fundamental Change.

(A) Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change. Subject to the other terms of this Section 6, and without limiting the generality of Section 9(C), if a Fundamental Change occurs, then each Holder will have the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase such Holder’s Notes (or any portion thereof) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B) Repurchase Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Fundamental Change Repurchase Date for a Repurchase upon Fundamental Change (including as a result of the payment of the related Fundamental Change Repurchase Price on such Fundamental Change Repurchase Date), then (i) the Company may not repurchase any Notes pursuant to this Section 6; and (y) the Company will cause any Notes theretofore surrendered for such Repurchase upon Fundamental Change to be returned to the Holders thereof.

(C) Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than thirty five (35), nor less than twenty (20), Business Days after the date the Company sends the related Fundamental Change Notice pursuant to Section 6(E).

(D) Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for any Note to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to the sum of (i) the greater of (x) one hundred and five percent (105%) of the principal amount of such Note; and (y) the Conversion Value of such Note as of the Trading Day immediately preceding the Fundamental Change Repurchase Date for such Fundamental Change; and (ii) accrued and unpaid interest on such Note to, but excluding, such Fundamental Change Repurchase Date.

(E) Fundamental Change Notice. On or before the twentieth (20th) calendar day after the occurrence of a Fundamental Change, the Company will send to each Holder a written notice of such Fundamental Change (a “Fundamental Change Notice”). Such Fundamental Change Notice must state:

(i) briefly, the events causing such Fundamental Change;

(ii) the effective date of such Fundamental Change;

(iii) briefly, that the Notes will be subject to repurchase by the Company at the option of the Holders thereof pursuant to this Section 6;

(iv) the Fundamental Change Repurchase Date for such Fundamental Change; and

(v) the Conversion Rate in effect on the date of such Fundamental Change Notice.

Neither the failure to deliver a Fundamental Change Notice nor any defect in a Fundamental Change Notice will limit the Fundamental Change Repurchase Right of any Holder or otherwise affect the validity of any proceedings relating to any Repurchase Upon Fundamental Change.

(F) Procedures to Exercise the Fundamental Change Repurchase Right.

(i) Delivery of Fundamental Change Repurchase Notice and Notes to Be Repurchased. To exercise its Fundamental Change Repurchase Right for a Note following a Fundamental Change, the Holder thereof must deliver to the Company:

(1) before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such Note; and

(2) such Note, duly endorsed for transfer.

(ii) Contents of Fundamental Change Repurchase Notices. Each Fundamental Change Repurchase Notice with respect to a Note must state:

(1) the certificate number of such Note;

(2) the principal amount of such Note to be repurchased; and

(3) that such Holder is exercising its Fundamental Change Repurchase Right with respect to such principal amount of such Note.

(iii) Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to Note may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Company at any time before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state:

(1) the certificate number of such Note;

(2) the principal amount of such Note to be withdrawn; and

(3) the principal amount of such Note, if any, that remains subject to such Fundamental Change Repurchase Notice.

(G) Payment of the Fundamental Change Repurchase Price. The Company will cause the Fundamental Change Repurchase Price for a Note (or portion thereof) to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof on or before the later of (i) the applicable Fundamental Change Repurchase Date; and (ii) the date such Note is delivered to the Company.

(H) Compliance with Applicable Securities Laws. To the extent applicable, the Company will comply with all federal and state securities laws in connection with a Repurchase Upon Fundamental Change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Fundamental Change in the manner set forth in the Notes.

(I) Repurchase in Part. Subject to the terms of this Section 6, Notes may be repurchased pursuant to a Repurchase Upon Fundamental Change in part. Provisions of this Section 6 applying to the repurchase of a Note in whole will equally apply to the repurchase of a permitted portion of a Note.

Section 7. Right of the Company to Redeem the Notes.

(A) No Right to Redeem Before March 1, 2018. The Company may not redeem the Notes at its option at any time before March 1, 2018.

(B) Right to Redeem the Notes On or After March 1, 2018. Subject to the terms of this Section 7, the Company has the right, at its election, to redeem all, but not less than all, of the Notes, at any time, on a Redemption Date on or after March 1, 2018, for a cash purchase price equal to the Redemption Price, but only if the all of the Company’s borrowings and other obligations under the Security Agreement have been fully discharged before, or concurrently with, the Redemption of the Notes.

(C) Redemption Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Redemption Date (including as a result of the payment of the related Redemption Price), then (i) the Company may not call for Redemption or otherwise redeem any Notes pursuant to this Section 7; and (ii) the Company will cause any Notes theretofore surrendered for such Redemption to be returned to the Holders thereof.

(D) Redemption Date. The Redemption Date for any Redemption will be a Business Day of the Company’s choosing that is no more than sixty (60), nor less than thirty (30), calendar days after the Redemption Notice Date for such Redemption.

(E) Redemption Price. The Redemption Price for any Note called for Redemption is an amount in cash equal to the sum of (i) the product of the Applicable Percentage and the principal amount of such Note; and (ii) accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption.

(F) Redemption Notice. To call any Notes for Redemption, the Company must send to each Holder a written notice of such Redemption (a “Redemption Notice”). Such Redemption Notice must state:

(i) that the Notes have been called for Redemption, briefly describing the Company’s Redemption right;

(ii) the Redemption Date for such Redemption;

(iii) the Redemption Price per $1,000 principal amount of Notes for such Redemption;

(iv) the Conversion Rate in effect on the Redemption Notice Date for such Redemption; and

(v) if the Company’s borrowings and other obligations under the Security Agreement have not been fully discharged before such Redemption Notice Date, an undertaking that such borrowings and other obligations will be fully discharged before, or concurrently with, the Redemption of the Notes and that if all Notes are converted or cease to be outstanding before such Redemption, the Company will nonetheless effect such full discharge on or before the Redemption Date.

(G) Payment of the Redemption Price. The Company will cause the Redemption Price for a Note subject to Redemption to be paid to the Holder thereof on or before the later of (i) the applicable Redemption Date; and (ii) the date such Note is delivered to the Company.

Section 8. Conversion.

(A) Right to Convert.

(i) Generally. Subject to the provisions of this Section 8, each Holder may, at its option, convert such Holder’s Notes into Conversion Consideration at any time prior to the Close of Business on the Business Day immediately preceding the Maturity Date.

(ii) Conversions in Part. Subject to the terms of the Notes, the Notes may be converted in part. Provisions of this Section 8 applying to the conversion of a Note in whole will equally apply to conversions of a permitted portion of a Note.

(iii) Limitations and Closed Periods. Notwithstanding anything to the contrary in the Notes:

(1) if the Company calls any Note for Redemption pursuant to Section 7, then the Holder of such Note may not convert such Note after the Close of Business on the Business Day immediately before the applicable Redemption Date, except to the extent the Company fails to pay the Redemption Price for such Note; and

(2) if a Fundamental Change Repurchase Notice is validly delivered pursuant to Section 6 with respect to any Note, then such Note may not be converted, except to the extent (x) such Note is not subject to such notice; (y) such notice is withdrawn in accordance with Section 6; or (z) the Company fails to pay the Fundamental Change Repurchase Price for such Note.

(B) Conversion Procedures.

(i) Generally. To convert all or a portion of a Note, the Holder of such Note must (1) complete, manually sign and deliver to the Company the conversion notice attached to such Note or a facsimile of such conversion notice (at which time such conversion will become irrevocable); (2) deliver such Note to the Company; (3) furnish any endorsements and transfer documents that the Company may require; and (4) pay any amounts due pursuant to Section 8 (B)(iv).

(ii) Effect of Converting a Note. At the Close of Business on the Conversion Date for a Note (or any portion thereof), such Note (or such portion thereof) will be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such Note (or such portion thereof) as of the Close of Business on such Conversion Date).

(iii) Holder of Record of Conversion Shares. The person in whose name any share of Common Stock is issuable upon conversion of any Note will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(iv) Taxes and Duties. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion; provided, however, that if any tax or duty is due because such Holder requested such shares to be issued in a name other than that of such Holder, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Company may refuse to deliver any such shares to be issued in a name other than that of such Holder.

(C) Settlement upon Conversion.

(i) Generally. The consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note to be converted will be a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion; provided, however, that the Company will not be obligated to issue any fractional share and will, in lieu thereof, deliver a cash amount based on the Last Reported Sale Price per share of Common Stock on the relevant Conversion Date.

(ii) Delivery of the Conversion Consideration. The Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of any Note to the Holder on or before the third (3rd) Business Day immediately after the Conversion Date for such conversion.

(iii) Deemed Payment of Principal and Interest; Settlement of Accrued Interest Notwithstanding Conversion. If a Holder converts a Note, then the Company will not adjust the Conversion Rate to account for any accrued and unpaid interest on such Note, and the Company’s delivery of the Conversion Consideration due in respect of such conversion will be deemed to fully satisfy and discharge the Company’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Note to, but excluding the Conversion Date. As a result, any accrued and unpaid interest on a converted Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

(iv) Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable hereunder upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the provisions of Section 8(F) will apply with respect to rights under such plan as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Stock.

(D) Reserve and Status of Common Stock Issued upon Conversion.

(i) Stock Reserve. At all times when any Notes are outstanding, the Company will reserve, out of its authorized but unissued and unreserved shares of Common Stock, a number of shares of Common Stock sufficient to permit the conversion of all then-outstanding Notes.

(ii) Status of Conversion Shares; Listing. Each share of Common Stock delivered upon conversion of any Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder of such Note or the Person to whom such share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each share of Common Stock issued upon conversion of a Note, when delivered upon such conversion, to be admitted for listing on such exchange or quotation on such system.

(E) Adjustments to the Conversion Rate.

(i) Events Requiring an Adjustment to the Conversion Rate. The Company will adjust the Conversion Rate from time to time as follows:

(1) Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 8(I) will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

For the avoidance of doubt, as provided in the definition of CR0 above, such adjustment to the Conversion Rate will become effective immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable. If any dividend, distribution, stock split or stock combination of the type described in this Section 8(E)(i)(1) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2) One-Time Adjustment Upon a Dilutive Qualified Financing. Subject to Section 8(H), if the Company closes a Qualified Financing and the Effective Price per share of Common Stock issued or sold in the Qualified Financing is less than the Conversion Price in effect as of the date of such issuance or sale, then, effective as of the Close of Business on such date, the Conversion Rate will be increased to an amount equal to (x) one thousand dollars ($1,000) divided by (y) such Effective Price per share of Common Stock issued or sold in such Qualified Financing; provided, however, that (I) in no event will the Conversion Rate be adjusted pursuant to this Section 8(E)(i)(2) solely as a result of an Exempt Issuance; (II) in no event will the Conversion Rate be decreased pursuant to this Section 8(E)(i)(2); and (III) for the avoidance of doubt, in no event will the Conversion Rate be adjusted pursuant to this Section 8(E)(i)(2) in connection with any issuance of shares of Common Stock, or options, warrants or other rights to purchase or otherwise acquire shares of Common Stock, other than the Qualified Financing. For purposes of this Section 8(E)(i)(2), if there occurs any re-pricing or amendment of any options, warrants or other rights issued or sold in the Qualified Financing, then the adjustment to the Conversion Rate, if any, pursuant to this Section 8(E)(i)(2) will be effected as if such re-pricing or amendment had occurred at the time such options, warrants or rights were initially issued or sold in such Qualified Financing.

(ii) Limitation on Effecting Transactions Resulting in Certain Adjustments. The Company will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to Section 8(E) to an amount that would result in the Conversion Price per share of Common Stock being less than the par value per share of Common Stock.

(iii) Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest cent (with 0.5 of a cent rounded upward) or to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward), as applicable.

(iv) Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 8(E)(i), the Company will promptly provide written notice to the Holders, containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

(F) Participation Rights. Subject to Section 8(C)(iv), if the Company issues, dividends or otherwise distributes, to all or substantially all holders of Common Stock, any securities (including any Capital Stock, rights, options, warrants, or evidences of indebtedness, whether or not issued by the Company) or other property (including cash), other than solely pursuant to an event that requires an adjustment to the Conversion Rate pursuant to Section 8(E)(i)(1), then each Holder will participate, at the same time and on the same terms as holders of Common Stock, solely by virtue of being a Holder of Notes, and without the need for any action on the part of such Holder, in such issuance, dividend or distribution without having to convert such Holder’s Notes and as if such Holder held a number of shares of Common Stock equal to the product of (i) the Conversion Rate in effect on the applicable record, effective or other date on which the shares of Common Stock entitled to participate in such issuance, dividend or distribution are determined; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Holder on such date. The Company will not effect any such issuance, dividend or distribution without complying with the requirements of this Section 8(F).

(G) Prohibition Against Certain Tender/Exchange Offers. The Company will not, and will not permit any of its Subsidiaries to, make, at any time when any Notes are outstanding, a payment in respect of a tender offer or exchange offer for shares of Common Stock if the value (determined by the Board of Directors as of the time such tender or exchange offer expires) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended). In order to effect compliance with the preceding sentence, the Company will not, and will not permit any of its Subsidiaries to, make, at any time when any Notes are outstanding, any such payment in respect of such a tender offer or exchange offer before the time such Last Reported Sale Price per share of Common Stock has been determined.

(H) Compliance with Stock Exchange Listing Standards. Notwithstanding anything to the contrary in the Notes, the Company will not engage in any transaction, or take any action, that would require an increase to the Conversion Rate pursuant to Section 8(E)(i) without complying with the applicable stockholder approval rules of The NASDAQ Stock Market. Without limiting the generality of the foregoing, the Company will not effect and will not be obligated to effect any issuance or sale that would result in an adjustment to the Conversion Rate pursuant to Section 8(E)(i)(2) that would violate such stockholder approval rules. The restrictions set forth in the preceding sentences of this Section 8(H) will apply at any time when the Notes are outstanding, regardless of whether the Company then has a class of securities listed on The NASDAQ Stock Market.

(I) Effect of Certain Recapitalizations, Reclassifications, Consolidations, Mergers and Sales.

(i) Generally. If there occurs:

(1) any recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination or change only in par value or from par value to no par value or no par value to par value and (y) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(2) any consolidation, merger, combination or binding share exchange involving the Company;

(3) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4) any statutory share exchange,

and, in each case, as a result of such occurrence, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities or other property (including cash or any combination of the foregoing) (such an event, a “Common Stock Change Event,” and such other securities or other property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in the Notes, at the effective time of such Common Stock Change Event, (x) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 8 (or in any related definitions) were instead a reference to the same number of Reference Property Units; and (y) for purposes of the definition of “Fundamental Change,” the term “Common Stock” will be deemed to mean the common equity, if any, forming part of such Reference Property. For these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration (determined based in part upon any form of stockholder election), then the composition of the Reference Property Unit will be deemed to be (x) the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify Holders of the weighted average as soon as practicable after such determination is made.

At or before the effective date of such Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such instruments or agreements that will (x) provide for subsequent conversions of Notes in the manner set forth in this Section 8(I); (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 8(E)(i) in a manner consistent with this Section 8(I); and (z) contain such other provisions as the Company in good faith determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this Section 8(I). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such instruments or agreements and such instruments or agreements will contain such additional provisions the Company reasonably determines are appropriate to preserve the economic interests of the Holders.

(ii) Notice of Common Stock Change Events. As soon as practicable after learning the anticipated or actual effective date of any Common Stock Change Event, the Company will provide written notice to the Holders of such Common Stock Change Event, including a brief description of such Common Stock Change Event, its anticipated effective date and a brief description of the anticipated change in the conversion right of the Notes.

(iii) Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 8(I).

Section 9. Negative Covenants.

The Company will not, and will not permit any of its Subsidiaries (or, with respect to clause (L) below, any Affiliates of the Company or any of its Subsidiaries) to, do any of the following without the prior written consent of Holders of a majority in aggregate principal amount of the Notes then outstanding:

(A) Dispositions. Convey, sell, lease, transfer, assign, dispose of (collectively, “Transfer”) all or any part of its business or property (including Intellectual Property), except for Transfers (i) of Inventory in the ordinary course of business; (ii) of worn-out or obsolete Equipment; and (ii) Permitted Liens, Permitted Investments and Permitted Licenses.

(B) Changes in Business, Management, Ownership or Business Locations.

(i) Engage in any business other than the businesses engaged in by the Company as of the Issue Date or reasonably related thereto;

(ii) liquidate or dissolve; or

(iii) (x) permit any Key Person to cease to be actively engaged in the management of the Company unless written notice thereof is provided to the Collateral Agent and each Holder within ten (10) days of the same; or (y) enter into any transaction or series of related transactions in which (I) the stockholders of the Company who were not stockholders immediately prior to the first such transaction own more than thirty five percent (35%) of the voting stock of the Company immediately after giving effect to such transaction or related series of such transactions; and (II) the Company ceases to own 100% of the ownership interests of a Subsidiary of the Company. The Company will not, without at least thirty (30) days’ prior written notice to the Collateral Agent: (v) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than two hundred fifty thousand dollars ($250,000.00) in assets or property of the Company or any of its Subsidiaries); (w) change its jurisdiction of organization; (x) change its organizational structure or type; (y) change its legal name; or (z) change any organizational number (if any) assigned by its jurisdiction of organization.

(C) Mergers or Acquisitions. Merge or consolidate with, or permit any of its Subsidiaries to merge or consolidate, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the consolidated assets of the Company, any other Person, or acquire, all or substantially all of the capital stock, shares or assets of another Person; provided, however, that a Subsidiary of the Company may merge or consolidate into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of its consolidated assets to, (x) another Subsidiary of the Company or (y) the Company, provided the Company is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

(D) Indebtedness. Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.

(E) Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted pursuant to the Security Agreement (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of the Collateral Agent, for the ratable benefit of the Holders) with any Person that directly or indirectly prohibits or has the effect of prohibiting the Company or any of its Subsidiaries from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of the Company’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 9(A) and the definition of “Permitted Liens”.

(F) Maintenance of Collateral Accounts. Maintain any Collateral Account (as defined in the Security Agreement) except pursuant to the terms of Section 6.6 of the Security Agreement.

(G) Restricted Payments. Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock (other than (i) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans or similar plans, provided, in each case, that such repurchases and payments do not exceed three hundred thousand dollars ($300,000.00) in the aggregate per fiscal year; and (ii) payments related to share withholdings for individual taxes related to vested restricted stock units (RSUs), options and other equity grants made to employees, as permitted under the Company’s 2007 Incentive Stock and Awards Plan, as amended as of the Issue Date, and required under certain of the Company’s equity grants and employment agreements, in each case as in effect as of the Issue Date, and provided that, in each case, such payments or distributions (x) shall only be made with the proceeds of a simultaneous (subject to customary provisions in relation to the receipt of funds) equity or Subordinated Debt offering; and (y) do not permit the Company’s net cash position (i.e., cash on balance sheet) to change in connection with such distributions or payments. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 9(G) will prohibit or restrict the payment of any amount or the delivery of any property (including Conversion Consideration) due on the Notes.

(H) Investments. Directly or indirectly make any Investment other than Permitted Investments.

(I) Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of the Company or any of its Subsidiaries, except for (i) transactions that are in the ordinary course of the Company’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to the Company or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person; and (ii) Subordinated Debt or equity investments by the Company’s investors in the Company or its Subsidiaries.

(J) Subordinated Debt. (i) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor or other similar agreement to which such Subordinated Debt is subject; or (ii) amend any provision in any document relating to the Subordinated Debt that would increase the amount thereof or adversely affect the subordination thereof to obligations owed to the Holders pursuant to the Notes without the consent of the Holders, which consent will not be unreasonably withheld, delayed or conditioned.

(K) Compliance. (i) Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the issuance and sale of the Notes for that purpose; (ii) fail to meet the minimum funding requirements of ERISA, permit a “Reportable Event” or “Prohibited Transaction” (as defined in ERISA) to occur, if the violation could reasonably be expected to have a Material Adverse Change; (iii) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change; or (iv) withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

(L) Compliance with Anti-Terrorism Laws. directly or indirectly (i) knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists; (ii) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (iii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law; or (iv) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(M) Material Agreements. Without the consent of Collateral Agent (which consent will not be unreasonably withheld, conditioned or otherwise delayed), (I) enter into a Material Agreement; or (II) materially amend a Material Agreement, in each case if such action would materially and adversely affect the interests of the Holders under the Notes.

Section 10. Exchange Act Reports.

The Company shall deliver to Holders of the Notes within fifteen (15) days after the same is required to be filed with the Commission, copies of any documents or reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (after giving effect to any grace periods provided under the Exchange Act). Any such document or report that the Company files with the Commission via the Commission’s EDGAR system (or any successor thereto) shall be deemed to be delivered to Holders for purposes of this Section 10 at the time such documents are filed via the EDGAR system (or such successor). Notwithstanding anything to the contrary in this Section 10, in no event will this Section 10 require the Company to deliver or otherwise provide any information for which it is seeking, or has received, confidential treatment from the Commission.

Section 11. Security Agreement.

The Notes are secured pursuant to the terms of the Security Agreement.

Section 12. Additional Interest.

(A) Accrual of Additional Interest.

(i) If, at any time during the six (6) month period beginning on, and including, the date that is six (6) months after the Last Original Issue Date of any Note,

(1) the Company fails to timely file any report (other than Form 8-K reports) that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (after giving effect to all applicable grace periods thereunder); or

(2) such Note is not otherwise Freely Tradable,

then Additional Interest will accrue on such Note for each day during such period on which such failure is continuing or such Note is not Freely Tradable.

(ii) In addition, Additional Interest will accrue on a Note on each day on which such Note is not Freely Tradable on or after the Free Trade Date of such Note.

(B) Amount and Payment of Additional Interest. Any Additional Interest that accrues on a Note pursuant to Section 12(A) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to one percent (1.00%) of the principal amount thereof. For the avoidance of doubt, any Additional Interest that accrues on a Note will be in addition to any Stated Interest and Special Interest that accrues on such Note.

(C) Notice of Accrual of Additional Interest. The Company will send written notice to the Holder of each Note of the commencement and termination of any period in which Additional Interest accrues on such Note.

Section 13. Defaults and Remedies

(A) Events of Default.

(i) Definition of Events of Default. “Event of Default” means the occurrence of any of the following:

(1) a default in the payment when due (whether at maturity or otherwise) of the principal, Fundamental Change Repurchase Price or Redemption Price of any Note;

(2) a default for three (3) Business Days in the payment when due of interest on any Note;

(3) a default in the Company’s obligation to convert a Note in accordance with Section 8 upon the exercise of the conversion right with respect thereto;

(4) a default in the Company’s obligations under Section 9(C);

(5) a default in any of the Company’s obligations or agreements under the Notes (other than a default set forth in clause (1), (2), (3) or (4) of this Section 12(A)(i)) or the Security Agreement; provided, however, that if such default can be cured, then such default will not be an Event of Default unless the Company has failed to cure such default within fifteen (15) days after its occurrence; provided, further, that if such default cannot by its nature be cured within fifteen (15) days or cannot after diligent attempts by the Company be cured within fifteen (15) days, and such default is likely to be cured within a reasonable time, then the Company will have an additional period (which will not in any event exceed thirty (30) days) to attempt to cure such default, and, within such reasonable time period, the failure to cure such default will not be deemed to be an Event of Default;

(6) the occurrence of an “Event of Default” (as defined in the Security Agreement);

(7) the occurrence of a Material Adverse Change;

(8) either (I) a default in any agreement to which the Company or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of two hundred fifty thousand dollars ($250,000.00) or that could reasonably be expected to have a Material Adverse Change; (II) a default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder; or (III) a revocation of a Material Agreement which is reasonably likely to cause a Material Adverse Change;

(9) either (I) one or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least two hundred fifty thousand dollars ($250,000.00) (not covered by independent third-party insurance) is rendered against the Company or any of its Subsidiaries and remains unsatisfied, unvacated or unstayed for a period of thirty (30) days after the entry thereof; or (II) any judgments, orders or decrees rendered against the Company that could reasonably be expected to result in a Material Adverse Change;

(10) a default or breach under any Material Agreement between the Company or any of its Subsidiaries and any creditor of the Company or any of its Subsidiaries that signed a subordination, intercreditor or other similar agreement with the Collateral Agent or any Holder, or the breach of any material terms of such agreement by any creditor that has signed such an agreement with the Collateral Agent or any Holder;

(11) either (I) the revocation, rescission, suspension, modification in an adverse manner, or the non-renewal in the ordinary course for a full term, of any Governmental Approval, and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; (II) the initiation by the FDA, the DOJ or any other Governmental Authority of a Regulatory Action or any other enforcement action against the Company or any of its Subsidiaries or any supplier of the Company or any of its Subsidiaries that causes the Company or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing or marketing any of its products that (x) for each individual product, constitutes trailing twelve (12) months’ revenues (in accordance with GAAP) to the Company and its Subsidiaries of at least one million dollars ($1,000,000.00), or (y) in the aggregate for all such products, constitute trailing twelve (12) months’ revenues (in accordance with GAAP) to the Company and its Subsidiaries of at least two million five hundred thousand dollars ($2,500,000.00) or five percent (5.0%) of the total trailing twelve (12) month revenue for the Company and its Subsidiaries, whichever is greater, in each case even if such action is based on previously disclosed conduct; (III) the issuance by the FDA of a warning letter or Regulatory Action to the Company or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (IV) a mandatory or voluntary recall being conducted by the Company or any of its Subsidiaries that could reasonably be expected to result in liability and expense to the Company or any of its Subsidiaries of one million dollars ($1,000,000.00) or more; (V) the entry by the Company or any of its Subsidiaries into a settlement agreement with the FDA, the DOJ or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of one million dollars ($1,000,000.00) or more, or that could reasonably be expected to result in a Material Adverse Change even if such settlement agreement is based on previously disclosed conduct; (VI) the failure by the Company or any of its Subsidiaries to make adequate progress remediating observations identified in an FDA Form 483 notice of inspection observation to the Collateral Agent’s or, if agreed by the Collateral Agent and the Company (which agreement by the Collateral Agent or the Holders will not be unreasonably withheld or delayed), a qualified third party’s, reasonable satisfaction, within six (6) months of receipt; or (VII) the revocation, by the FDA, of any authorization or permission granted under any Registration, or the withdrawal, by the Company or any of its Subsidiaries, of any Registration, that could reasonably be expected to result in a Material Adverse Change; or

(12) either (I) the Company or any of its Subsidiaries is or becomes Insolvent; (II) the Company or any of its Subsidiaries begins an Insolvency Proceeding; or (III) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within sixty (60) days (for purposes of this clause (12) only, “Subsidiaries” excludes any single Subsidiary or group of Subsidiaries where such Subsidiary’s revenue or such group of Subsidiaries’ revenues (in each case in accordance with GAAP) or assets is less than five percent (5.0%) of the aggregate (x) revenue or (y) assets of the Company and all its Subsidiaries, in each case measured on a consolidated basis for the Company and all its Subsidiaries).

(B) Acceleration.

(i) Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 12(A)(i)(12) occurs with respect to the Company (and not solely with respect to a Subsidiary of the Company (as defined in such Section)), then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any Person.

(ii) Optional Acceleration. If an Event of Default (other than an Event of Default set forth in Section 12(A)(i)(12) with respect to the Company and not solely with respect to a Subsidiary of the Company (as defined in such Section)) occurs and is continuing, then Holders of a majority of the aggregate principal amount of Notes then outstanding, by notice to the Company, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately.

(C) Rescission of Acceleration. Notwithstanding anything to the contrary in the Notes, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may, on behalf of all Holders, rescind any acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing Events of Default (except the non-payment of principal of, or interest on, the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

(D) Waiver of Past Defaults. An Event of Default pursuant to clause (1), (2), (3) or (5) of Section 12(A)(i) (that, in the case of clause (5) only, results from a Default under any covenant that cannot be amended without the consent of each affected Holder), and a Default that could lead to such an Event of Default, can be waived only with the consent of each affected Holder. Each other Default or Event of Default may be waived, on behalf of all Holders, by the Holders of a majority in aggregate principal amount of the Notes then outstanding. If an Event of Default is so waived, then it will cease to exist. If a Default is so waived, then it will be deemed to be cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any right arising therefrom.

(E) Absolute Right of Holders to Receive Payment and Conversion Consideration. Notwithstanding anything to the contrary in the Notes, the right of each Holder of a Note to receive payment or delivery, as applicable, of the principal of, or any interest on, or the Conversion Consideration due pursuant to Section 8 upon conversion of, such Note on or after the respective due dates therefor provided in the Notes, or to bring suit for the enforcement of any such payment or delivery on or after such respective due dates, will not be impaired or affected without the consent of such Holder.

(F) Sole Remedy for a Failure to Report.

(i) Generally. Notwithstanding anything to the contrary in the Notes, the Company may elect that the sole remedy for any Event of Default (a “Reporting Event of Default”) pursuant to Section 12(A)(i)(5) arising from the Company’s failure to comply with Section 10 will, for each of the first sixty (60) calendar days on which a Reporting Event of Default has occurred and is continuing, consist exclusively of the accrual of Special Interest on the Notes. If the Company has made such an election, then (i) the Notes will be subject to acceleration pursuant to Section 12(B)(ii) on account of the relevant Reporting Event of Default from, and including, the sixty first (61st) calendar day on which a Reporting Event of Default has occurred and is continuing or if the Company fails to pay any accrued and unpaid Special Interest when due; and (ii) Special Interest will cease to accrue on any Notes from, and including, such sixty first (61st) calendar day.

(ii) Amount and Payment of Special Interest. Any Special Interest that accrues on a Note pursuant to Section 12(F)(i) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to one percent (1.00%) of the principal amount thereof. For the avoidance of doubt, any Special Interest that accrues on a Note will be in addition to any Stated Interest and Additional Interest that accrues on such Note.

(iii) Notice of Election. To make the election set forth in Section 12(F)(i), the Company must send to the Holders, before the date on which each Reporting Event of Default first occurs, a written notice that (i) briefly describes of the report(s) that the Company failed to file with the Commission; (ii) states that the Company is electing that the sole remedy for such Reporting Event of Default consist of the accrual of Special Interest; and (iii) briefly describe the periods during which and rate at which Special Interest will accrue and the circumstances under which the Notes will be subject to acceleration on account of such Reporting Event of Default.

(iv) No Effect on Other Events of Default. No election pursuant to this Section 12 with respect to a Reporting Event of Default will affect the rights of any Holder with respect to any other Event of Default, including with respect to any other Reporting Event of Default.

Section 14. Amendments, Supplements and Waivers.

(A) Without the Consent of Holders. Notwithstanding anything to the contrary in Section 14(B), the Company may amend or supplement the Notes without the consent of any Holder to:

(i) cure any ambiguity or correct any omission, defect or inconsistency;

(ii) add guarantees with respect to the Company’s obligations under the Notes;

(iii) add to the Company’s covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred on the Company;

(iv) enter into instruments or agreements pursuant to, and in accordance with, Section 8(I) in connection with a Common Stock Change Event; or

(v) make any other change to the Notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the Holders.

(B) With the Consent of Holders. Subject to Section 14(A), Section 12(D) and Section 12(E), the Company may, with the consent of a Holder of a Note, amend or supplement such Note or waive compliance with any provision of such Note. The Company may not amend any Note except as provided in Section 14(A) or this Section 14(B).

(C) Notice of Amendments, Supplements and Waivers. Promptly after any amendment, supplement or waiver pursuant to Section 14(A) or Section 14(B) becomes effective, the Company will send to each Holder of the Notes so amended written notice that (A) describes the substance of such amendment, supplement or waiver in reasonable detail and (B) states the effective date thereof. The failure to send, or the existence of any defect in, such notice will not impair or affect the validity of such amendment, supplement or waiver.

(D) Notations and Exchanges. If any amendment, supplement or waiver changes the terms of a Note, then the Company may, in its discretion, require the Holder of such Note to deliver such Note to the Company so that the Company may place an appropriate notation on such Note and return such Note to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Note, issue, execute and deliver a new Note that reflects the changed terms. The failure to make any appropriate notation or issue a new Note will not impair or affect the validity of such amendment, supplement or waiver.

Section 15. Ranking.

Subject to the Security Agreement, the indebtedness of the Company arising under or in connection with this Note from time to time constitutes and will constitute a senior obligation of the Company, ranking equally in right of payment with other existing and future senior indebtedness of the Company (including indebtedness under the Security Agreement) and ranking senior in right of payment to any existing or future subordinated indebtedness of the Company.

Section 16. Replacement Notes.

If a Holder of any Note claims that such Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver a replacement Note upon surrender to the Company of such mutilated Note, or upon delivery to the Company of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company may require the Holder thereof to provide such security or n indemnity that is reasonably satisfactory to the Company to protect the Company from any loss that it may suffer if such Note is replaced.

Section 17. Notices.

Any notice or communication to the Company will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

Imprimis Pharmaceuticals, Inc.

12264 El Camino Real

Suite 350

San Diego, CA 92130

Attention: Chief Financial Officer

The Company, by notice to the Holders, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. The failure to mail a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.

If a notice or communication is mailed in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Section 18. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 19. Successors.

All agreements of the Company in the Notes will bind its successors.

Section 20. Severability.

If any provision of the Notes is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of the Notes will not in any way be affected or impaired thereby.

Section 21. Headings, Etc.

The headings of the Sections of this Note have been inserted for convenience of reference only, are not to be considered a part of this Note and will in no way modify or restrict any of the terms or provisions of this Note.

Section 22. Governing Law; Waiver of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTES.

Section 23. Submission to Jurisdiction.

The Company (A) agrees that any suit, action or proceeding against it arising out of or relating to the Notes may be instituted in any U.S. federal court with applicable subject matter jurisdiction sitting in The City of New York; (B) waives, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and (ii) any claim that it may now or hereafter have that any such suit, action or proceeding in such a court has been brought in an inconvenient forum; and (C) submits to the nonexclusive jurisdiction of such courts in any such suit, action or proceeding.

CONVERSION NOTICE

IMPRIMIS PHARMACEUTICALS, INC.

8.00% Convertible Senior Secured Notes

Subject to the terms of the Notes, by executing and delivering this Conversion Notice, the undersigned Holder of the Note identified below directs the Company to convert (check one):

[  ] the entire principal amount of

[  ] $ _____________ aggregate principal amount of

the Note identified by Certificate No. ____________.

Date:_______________________
(Legal Name of Holder)

By:
Name:
Title:

FUNDAMENTAL CHANGE REPURCHASE NOTICE

IMPRIMIS PHARMACEUTICALS, INC.

8.00% Convertible Senior Secured Notes

Subject to the terms of the above-referenced Notes, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the Note identified below is exercising its Fundamental Change Repurchase Right with respect to (check one):

[  ] the entire principal amount of

[  ] $ ____________ aggregate principal amount of

the Note identified by Certificate No. _____________.

The undersigned acknowledges that this Note, duly endorsed for transfer, must be delivered to the Company before the Fundamental Change Repurchase Price will be paid.

Date:_______________________
(Legal Name of Holder)

By:
Name:
Title: